Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A of our report dated April 1, 2024, related to the consolidated financial statements of Boxabl Inc., as of December 31, 2023 and 2022 and for the years then ended.

Very truly yours,

San Diego, California

June 4, 2024